Exhibit 15.2

Consent of Han Kun Law Offices

To: 21Vianet Group, Inc.

Guanjie Building Southeast 1st Floor, 10# Jiuxianqiao East Road
Chaoyang District, Beijing 100016
the People’s Republic of China

Date: April 28, 2021

Dear Sirs,

We consent to the reference to our firm under the headings “Item 3.D—Risk Factors,” “Item 4.B—Business Overview—Regulation,” “Item 4.C— Organizational Structure—Contractual Arrangements with Our Variable Interest Entities and Their Shareholders” and “Item 5.A—Operating Results” in 21Vianet Group, Inc.’s Annual Report on Form 20-F for the year ended December 31, 2020, which will be filed with the Securities and Exchange Commission (the “SEC”), and further consent to the incorporation by reference of the summaries of our opinions under these captions into the registration statement on Form S-8 (File No. 333-177273) pertaining to 21Vianet Group, Inc.’s 2010 Share Incentive Plan, the registration statement on Form S-8 (File No. 333-187695) pertaining to 21Vianet Group, Inc.’s 2010 Share Incentive Plan, as amended, the registration statement on Form S-8 (File No. 333-197495) pertaining to 21Vianet Group, Inc.’s 2014 Share Incentive Plan, the registration statement on Form S-8 (File No. 333-208121) pertaining to 21Vianet Group, Inc.’s 2014 Share Incentive Plan, as amended, the registration statement on Form S-8 (File No. 333-222521) pertaining to 21Vianet Group, Inc.’s 2014 Share Incentive Plan, and Form S-8 (File No. 333- 251568) pertaining to the 2020 Share Incentive Plan. We also consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report on Form 20-F for the year ended December 31, 2020.

Yours faithfully,

/s/ Han Kun Law Offices
Han Kun Law Offices